Exhibit 10.12

EXPRESS SCRIPTS, INC.

2011 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Notice is hereby given of the following award of Restricted Stock Units (the “Award”), which entitles the Grantee to receive one share of the common stock, $0.01 par value per share (“Common Stock”), of Express Scripts Holding Company (the “Company”) for each Restricted Stock Unit pursuant to the following terms and conditions:

• Grantee:

• Grant Date:

• Number of Restricted Stock Units:

• Vesting Schedule: The Restricted Stock Units under the Award shall be vested in accordance with the following vesting schedule:

•       Other Provisions: The Award is granted subject to, and in accordance with, the terms of the Restricted Stock Unit Agreement (the “RSU Agreement”) attached hereto as Exhibit A, including Schedule 1 thereto, and the Express Scripts, Inc. 2011 Long-Term Incentive Plan (the “Plan”).

This Award is granted under, and governed by, the terms and conditions of this Grant Notice, the Plan and the RSU Agreement.

EXPRESS SCRIPTS HOLDING COMPANY

By:

Attachments:

Exhibit A— Restricted Stock Unit Agreement

EXHIBIT A

EXPRESS SCRIPTS, INC.

2011 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Express Scripts Holding Company, a Delaware corporation (“Company”), has granted you (“Grantee”) an award of the number of Restricted Stock Units as set forth on the Grant Notice. Each Restricted Stock Unit shall entitle Grantee to receive one share of Common Stock upon vesting in the future in accordance with, and subject to, the terms and conditions set forth in your Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Agreement (“RSU Agreement”).

The Award is granted pursuant to the Express Scripts, Inc. 2011 Long-Term Incentive Plan, as amended from time to time (the “Plan”), pursuant to which restricted stock units, and other awards, may be granted to employees of the Company or an Affiliate. Except as otherwise specifically set forth herein, all capitalized terms utilized herein (including on Schedule 1 hereto) shall have the respective meanings ascribed to them in the Plan.

The details of your Award are as follows:

l. Grant of Restricted Stock Unit Award. Pursuant to action of the Board and/or the Committee, the Company hereby grants to Grantee an award (the “Award”) of the number of Restricted Stock Units as set forth on the Grant Notice. Each Restricted Stock Unit shall entitle Grantee to receive one share of Common Stock upon vesting in the future in accordance with, and subject to, the terms and conditions described herein.

2. Vesting and Forfeiture.

(a) Time Vesting. The Restricted Stock Units shall vest in one or more installments in accordance with the Vesting Schedule as set forth on the Grant Notice, with the vesting of each installment subject to the Grantee’s continued employment with the Company through the applicable vesting date.

(b) Accelerated Vesting. Any Restricted Stock Units which have not yet vested under subparagraph (a) above shall vest or be forfeited in accordance with the provisions of the Plan, and the terms of this Agreement (including Schedule 1 hereto), and, where applicable, the terms of any Applicable Employment Agreement (as defined below).

(c) Forfeiture of Restricted Stock Units. If Grantee’s employment with the Company terminates for any reason, Grantee shall forfeit all rights with respect to any portion of the Award (and the underlying shares of Common Stock) that has not yet vested as of the effective date of the termination, except to the extent such Award vests upon such termination under Section 2(b).

3. Issuance of Common Stock. In accordance with the Vesting Schedule and subject to all the terms and conditions set forth in this Agreement, the Plan and any Applicable Employment Agreement, upon an applicable vesting event, but in no event later than thirty (30) days following such event, the Company shall issue and deliver to Grantee the number of shares of Common Stock equal to the number of Restricted Stock Units which have become vested as a result of such event (subject to any reductions for tax withholding or otherwise to the extent permitted under Plan, this Agreement or any Applicable Employment Agreement). The Company may, in its sole discretion, deliver such shares of Common Stock (a) by issuing Grantee a certificate of Common Stock representing the appropriate number of shares, (b) through electronic delivery to a brokerage or similar securities-holding account in the name of Grantee, or (c) through such other commercially reasonable means available for the delivery of securities.

4. Incorporation of the Plan by Reference; Conflicting Terms. The Award of Restricted Stock Units pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms and provisions of the Plan shall govern.

5. Non-Transferability of Restricted Stock Units. The Restricted Stock Units may not be transferred in any manner and any purported transfer or assignment shall be null and void. Notwithstanding the foregoing, upon the death of Grantee, Grantee’s Successor shall have the right to receive any shares of Common Stock that may be deliverable hereunder, provided, that, for such purposes, the terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Grantee.

6. Ownership Rights. The Restricted Stock Units do not represent a current interest in any shares of Common Stock. Grantee shall have no voting or other ownership rights in the Company arising from the Award of Restricted Stock Units under this Agreement. Notwithstanding the foregoing, unless otherwise determined by the Committee or the Board, and to the extent permitted by the Plan, Grantee shall participate in any cash dividend declared by the Board applicable to shares of Common Stock, which shall entitle Grantee to receive a cash payment for each Restricted Stock Unit, subject to the same Vesting Schedule and restrictions as the underlying Restricted Stock Unit and otherwise payable at the same time shares are issued and delivered to Grantee with respect to the underlying Restricted Stock Unit, in an amount that would otherwise be payable as dividends with respect to an equal number of shares of Common Stock.

7. Adjustments Upon Changes in Capitalization or Corporate Acquisitions. Should any change be made to the Common Stock by reason of any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change, appropriate adjustments shall be made to the total number and/or class of securities subject to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Committee Discretion. This Award has been made pursuant to a determination made by the Board and/or Committee. Notwithstanding anything to the contrary herein, and subject to the limitations of the Plan, the Committee shall have plenary authority to: (a) interpret any provision of this Agreement or the Award; (b) make any determinations necessary or advisable for the administration of this Agreement or the Award; (c) make adjustments as it deems appropriate to the aggregate number and type of securities available under this Agreement to appropriately adjust for, and give effect to, any Fundamental Change, divestiture, distribution of assets to stockholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change; and (d) otherwise modify or amend any provision hereof, or otherwise with respect to the Award, in any manner that does not materially and adversely affect any right granted to Grantee by the express terms hereof, unless required as a matter of law, subject to the limitations stated in the Plan.

9. Tax Withholding. The Company shall withhold from Grantee’s compensation any required taxes, including social security and Medicare taxes, and federal, state and local income tax, with respect to the income arising from the vesting or payment in respect of any Restricted Stock Units under this Agreement. The Company shall have the right to require the payment of any such taxes before delivering any shares of Common Stock upon the vesting of any Restricted Stock Unit. Grantee may elect to have any such withholding obligations satisfied by: (i) delivering cash; (ii) delivering part or all of the withholding payment in previously owned shares of Common Stock; and/or (iii) irrevocably directing the Company to reduce the number of shares that would otherwise be issued to Grantee upon the vesting of the Award by that number of whole shares of Common Stock having a fair market value, determined by the Company, in its sole discretion, equal to the amount of tax required to be withheld, but not to exceed the Company’s required minimum statutory withholding. Absent a specific election to the contrary by Grantee, such withholding obligations shall be satisfied pursuant to the method described in phrase (iii) of the preceding sentence.

10. Clawback Policy. If Grantee is or subsequently becomes a Senior Executive or Chief Accounting Officer of the Company who is subject to the Policy (as hereinafter defined), this Award shall be subject to the Company’s Clawback and Recoupment Policy, or any successor policy, as it may be in effect from time to time, including, without limitation, any changes required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), and Grantee specifically acknowledges that such Policy shall apply to previously granted awards and that the Committee shall have discretion regarding application of the Policy to this Award.

11. Electronic Delivery. The Company may choose to deliver certain statutory or regulatory materials relating to the Plan in electronic form, including without limitation securities law disclosure materials. Without limiting the foregoing, by accepting this Award, Grantee hereby agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of any document delivered in electronic form, the Company will provide such paper copies upon written request to the Investor Relations department of the Company.

12. No Right to Continued Employment. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of Grantee at any time for any reason.

13. Entire Agreement. This Agreement, including Schedule 1 hereto, and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties except to the extent that the vesting and/or forfeiture of this Award of Restricted Stock Units is specifically addressed by any employment agreement between the Company and Grantee (an “Applicable Employment Agreement”), in which instance the relevant terms of such Applicable Employment Agreement shall be incorporated herein and deemed to be a part of this Agreement, and, in the event of any conflict between the terms of this Agreement regarding the vesting of the Restricted Stock Units, and the terms of an Applicable Employment Agreement (if any), the terms and provisions of the Applicable Employment Agreement shall govern. In addition, any references in any such Applicable Employment Agreement to the Express Scripts, Inc. 2000 Long-Term Incentive Plan shall also be deemed to refer to the Plan as appropriate.

14. Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of Delaware, without giving effect to principles of conflicts of laws.

15. Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision in the Plan, this Agreement or any Applicable Employment Agreement to the contrary, no payment or distribution under this Agreement that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of Grantee’s termination of employment or service with the Company shall be made to Grantee until such termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan, this Agreement or any Applicable Employment Agreement to the contrary, and to the extent necessary to avoid the imposition of taxes under section 409A of the Code, (a) if Grantee is a specified employee within the meaning of section 409A of the Code, Grantee shall not be entitled to any payments upon a termination of employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of Grantee’s separation from service or (ii) the date of death; and (b) no Change in Control shall be deemed to have occurred hereunder unless such Change in Control constitutes a change in control event for purposes of section 409A of the Code. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 15 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to Grantee in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan, this Agreement or any Applicable Employment Agreement to the contrary, in no event shall the Company or any affiliate be liable to Grantee on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.

SCHEDULE 1

TERMINATION AND CHANGE IN CONTROL PROVISIONS UNDER THE

EXPRESS SCRIPTS, INC. 2011 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

I.	Termination of Employment

(A) Generally. Except as specifically set forth herein, or in an Applicable Employment Agreement, any Restricted Stock Units that have not vested as of the date of the termination of Grantee’s employment by the Company or any Affiliate shall terminate as of such date, and such unvested Restricted Stock Units shall be forfeited to the Company without payment therefor.

(B) Death, Disability or Retirement. Subject to the terms of an Applicable Employment Agreement (if any), in the case of Grantee’s termination of employment on account of death, Disability or Retirement, Grantee shall vest in a number of Restricted Stock Units, to the extent outstanding, pro-rated for the portion of the period from the Date of Grant (as set forth on the Grant Notice) through the last vesting date on the Vesting Schedule set forth on the Grant Notice during which Grantee was employed by the Company or any Affiliate. As soon as practicable the Company shall issue and deliver to Grantee the number of shares of Common Stock equal to the number of vested Restricted Stock Units (subject to any reductions for tax withholding or otherwise) calculated pursuant to the preceding sentence.

II.	Change in Control

(A) Acceleration of Vesting Upon Change in Control After Which No Public Market for Company or Exchange Stock Exists

(i) Acceleration of Vesting. Upon the occurrence of a Change in Control after which there will be no generally recognized U.S. public market for the Company’s Common Stock or any common stock for which the Company’s Common Stock is exchanged, the vesting or forfeiture of the Restricted Stock Units shall be determined in accordance with the following, subject, however, to the provisions of (A)(ii) and (iii) below:

(a) Comparable Employment Not Offered – Vice President or Senior Executive. If Grantee is a Vice President or Senior Executive and is not offered Comparable Employment (as defined below) with the Company or any successor to the Company’s business on or before the Change in Control Date, then the Restricted Stock Units shall vest in full on the Change in Control Date, provided that Grantee remains employed by the Company or an Affiliate until such date. Notwithstanding the above, in respect of any Award which is subject to section 409A of the Code, such vesting shall only be effective upon the Grantee’s termination of employment on or after the Change in Control Date. For purposes of this Schedule, “Comparable Employment” shall mean employment with the Company or any successor to the Company’s business following a Change in Control pursuant to which:

(1) the responsibilities and duties of Grantee are substantially the same as before the Change in Control (such changes as are a necessary consequence of the fact that the securities of the Company are no longer publicly traded if the Company’s securities cease to be publicly traded as a consequence of the Change in Control shall not be considered a change in responsibilities or duties), and the other terms and conditions of employment following the Change in Control do not impose on Grantee obligations materially more burdensome than those to which Grantee was subject prior to the Change in Control;

(2) the aggregate compensation (including salary, bonus and other benefit plans, including option plans) of Grantee is substantially economically equivalent to or greater than Grantee’s aggregate compensation immediately prior to the Change in Control Date. In making such determination (A) there shall be taken into account all contingent or unvested compensation, under performance-based compensation plans or otherwise, with appropriate adjustment for rights of forfeiture, vesting rules and other contingencies to payment, and (B) any compensation payable by reason of the Change in Control shall be disregarded; and

(3) Grantee remains employed in the metropolitan area in which he or she was employed immediately preceding the Change in Control.

(b) Comparable Employment Offered and Accepted – Vice President or Senior Executive. If Grantee is a Vice President or Senior Executive and is offered and accepts Comparable Employment with the Company or any successor to the Company’s business on or before the Change in Control Date, then the Restricted Stock Units shall vest with respect to one-half of such Units which have not previously vested on the Change in Control Date, provided that Grantee remains employed until such date.

(c) Comparable Employment Not Accepted – Vice President or Senior Executive. If Grantee is a Vice President or Senior Executive and is offered Comparable Employment with the Company or any successor to the Company’s business on or before the Change in Control Date and declines such employment, then the provisions of the Agreement and the first paragraph of this Schedule (regarding Termination of Employment) shall apply to the Restricted Stock Units held by Grantee at the Change in Control Date.

(d) Termination of Employment On or Before Change in Control Date – Grantees Other Than Vice Presidents or Senior Executives. For the avoidance of doubt, if a Grantee other than a Vice President or Senior Executive terminates employment for any reason on or before the Change in Control Date, then the provisions of the Agreement and Section I of this Schedule (regarding Termination of Employment) shall apply to the Restricted Stock Units held by Grantee at the Change in Control Date.

(e) Termination of Employment After Change in Control Date. If the employment of Grantee on the Change in Control Date is involuntarily terminated without Cause after the Change in Control Date, or if Grantee (if he or she is a Senior Executive or a Vice President) voluntarily terminates employment after the Change in Control Date due to a change in employment conditions that results in such Grantee not continuing to have Comparable Employment relative to Grantee’s employment immediately preceding the Change in Control Date, then, notwithstanding the provisions hereof, the Restricted Stock Units shall vest in full on the date of such termination.

(f) Vice Presidents and Senior Executives. For the purposes of this Section II, Grantee shall be deemed to be a Vice President or Senior Executive if he or she either (i) held the position of Vice President or higher as of the Change in Control Date, or (ii) held a position of Vice President or higher for the majority of the 12-month period prior to the Change in Control Date (or, if Grantee has been employed by the Company or its affiliates for less than 12 months, then the majority of the entire period of employment).

(g) Timing of Payment. Payments to be made by the Company in respect of sub-sections (a) through (e) in this section II(A)(i) shall be made within thirty (30) days following the applicable vesting date.

(ii) Company Payment. Upon the occurrence of a Change in Control transaction, on the Change in Control Date, the Restricted Stock Units shall be automatically cancelled without further action by the Company or Grantee, and the Company shall provide payment in connection with such cancellation with respect to vested Restricted Stock Units at a per share price equal to the Change in Control Price. The Change in Control Price shall mean the value, expressed in dollars, as of the date of receipt of the per share consideration received by the Company’s stockholders whose stock is acquired in a transaction constituting a Change in Control. In case such sale or part of such consideration shall be in a form other than cash, the value of such consideration shall be as determined in good faith by a majority of the Incumbent Board, or if there shall be none, by a majority of the Board of Directors based on a written opinion by a nationally recognized investment banking firm, whose determination shall be described in a statement furnished to Participants.

(iii) Purchase Price Escrow. Any amount of the purchase price that may become payable to Grantee with respect to the Restricted Stock Units as to which restrictions have not lapsed on the Change in Control Date shall be deposited on the Change in Control Date in escrow with one of the ten largest U.S. commercial banks (measured in terms of amount of assets), or if no such bank will consent to serve as escrow agent, then another U.S. commercial bank of recognized standing chosen by the Company. Such funds shall be invested in securities issued or fully guaranteed as to both principal and interest by the U.S. Government, or in debt obligations of U.S. corporations with a remaining term to maturity not exceeding one year and rated AA or better by Standard & Poor’s Corporation or, in its absence, by an equivalent rating by another nationally recognized statistical rating organization. Interest earned on such funds shall be allocated ratably among the Plan Participants receiving payment of such funds or, if any amounts are forfeited by a Participant, to the Company, and shall be disbursed when such payments are made. Disbursements from the escrow shall be made as follows:

(a) Disbursement on Lapse of Restrictions. With the initial escrow deposit the Company shall deliver to the escrow agent a schedule for making disbursements to the Participants based on the dates when the remaining restrictions on Awards will lapse based solely on the lapse of time. Unless the escrow agent receives a notice described in the following clauses (b) or (c), the escrow agent will disburse the funds in accordance with such schedule. The Company will from time to time deliver to the escrow agent a notice when the restrictions on any such Awards shall lapse (if sooner than the dates stated in the initial schedule), and the escrow agent shall disburse funds in accordance with such notice.

(b) Forfeiture. If a Participant forfeits his rights to any payments from the escrow, the Company shall give written notice thereof contemporaneously to the escrow agent and the Participant by certified or registered mail (in the case of the Participant, to the last known address of the Participant on the records of the Company), stating the reason for such forfeiture and the amount thereof. The escrow agent shall disburse the amount stated in such notice to the Company sixty (60) days after receipt thereof unless prior to such time the escrow agent receives written notice from the Participant that the Participant has commenced litigation against the Company with respect to the validity of such forfeiture. If such a notice is received, the escrow agent shall disburse such funds only upon order of a court of competent jurisdiction or upon written instructions signed by both the Company and the Participant.

(c) Acceleration of Payments. If, under the terms of this Agreement, a Participant or his or her successor in interest becomes entitled to a payment from the escrow prior to the time stated in the schedule, the Participant or such successor shall give written notice thereof contemporaneously to the escrow agent and the Company by certified or registered mail, stating the reason for such accelerated payment and the amount thereof. The escrow agent shall disburse the amount stated in such notice to the Participant or such successor sixty (60) days after receipt thereof unless prior to such time the escrow agent receives written notice from the Company that the Company has commenced litigation against the Participant or such successor challenging the right to such acceleration of payment. If such a notice is received, the escrow agent shall disburse such funds only upon order of a court of competent jurisdiction or upon written instructions signed by both the Company and the Participant.

(B) Acceleration of Vesting Upon Other Change in Control Transactions. Upon the occurrence of a Change in Control after which there remains a generally recognized U.S. public market for the Company’s Common Stock or for any common stock for which the Company’s Common Stock is exchanged, outstanding Awards shall be treated for vesting purposes as set forth above in (A)(i) hereof, and the issuance and delivery of shares or other payment with respect to any vested Restricted Stock Units shall be made on the date on which any such vesting occurs, but in no event later than ten (10) days following such date.

(C) Restricted Stock Units Not Assumed. Notwithstanding anything herein to the contrary, and subject to Section 15 of this Agreement, the Committee may provide for such other treatment of the Restricted Stock Units as the Committee may determine in its sole discretion with respect to any Restricted Stock Units that are not assumed or are cancelled in connection with a Change in Control.